Exhibit 8.2

Suite 3000 79 Wellington St. W. Box 270, TD Centre Toronto, Ontario M5K 1N2 Cnada Tel: 416.865.0040 Fax: 416.865.7380 www.torys.com

June 7, 2013

Brookfield Renewable Energy Partners L.P.

73 Front Street, 5th Floor,

Hamilton HM 12, Bermuda

Dear Sirs/Mesdames:

Re: Brookfield Renewable Energy Partners L.P.—Public Offering of LP Units

We have acted as Canadian federal income tax counsel to Brookfield Renewable Energy Partners L.P., a limited partnership formed under the laws of Bermuda (“Brookfield Renewable”), in connection with the Registration Statement on Form F-1 under the Securities Act of 1933, as amended (the “Act”), filed by Brookfield Renewable with the Securities and Exchange Commission as of the date hereof (the “Registration Statement”), with respect to the public offering of the limited partnership units of Brookfield Renewable in the United States.

We hereby confirm to you that, insofar as it relates to Canadian federal income tax matters, the discussion set forth under the heading “Material Canadian Federal Income Tax Considerations” in the Registration Statement, subject to the qualifications, exceptions, assumptions, and limitation contained therein, is our opinion. We express no opinion as to any laws other than the federal tax laws of Canada.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm name under the heading “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations thereunder.

Very truly yours,

/s/ Torys LLP